EXHIBIT 99.1

For Immediate Release

JANEL WORLD TRADE, LTD.
ANNOUNCES FIRST QUARTER OPERATING RESULTS

JAMAICA, New York (February 20, 2008) - Janel World Trade, Ltd. (OTC BB: JLWT), a full-service global provider of integrated logistics services, today announced its operating results for the first quarter of FY2008.

For the three months ended December 31, 2007, the Company’s total revenue increased 20% to approximately $20.1 million, compared with approximately $16.7 million in the first quarter of the previous fiscal year. Net revenue (revenue minus forwarding expenses) rose 31% to a record $2,518,883 in the first quarter of FY2008, versus $1,923,615 in the three months ended December 31, 2006. Net income available to common shareholders declined to $18,299, or $0.001 per diluted share, in the most recent quarter, compared with $52,198, or $0.003 per diluted share, in the first quarter of FY2007. The decrease in net income was primarily due to a $161,812 increase in non-cash amortization of intangible assets, a $33,636 increase in interest expense, and $3,750 in preferred stock dividends. EBITDA (earnings before interest, taxes, depreciation and amortization) increased 142% to $266,921 in the three months ended December 31, 2007, versus $110,272 in the corresponding period of the previous fiscal year. (Note: See table at end of this release for a reconciliation of EBITDA with GAAP information).

“From an operating perspective, the first quarter of Fiscal 2008 was an outstanding period for Janel World Trade,” stated James N. Jannello, Chief Executive Officer of the Company. “Demand for our traditional transportation logistics services strengthened considerably when compared with the prior-year period, and we recognized just over two months of software and information technology solutions revenue from our wholly-owned Order Logistics, Inc. subsidiary. Order Logistics expands our capabilities with its Internet-based supply chain technology solution Solve (IT)2, which enables customers to collaborate in the planning, execution, management and tracking of orders and shipments, financial settlement, procurement and quality control activities on a worldwide basis. Our first quarter EBITDA, which excludes amortization and interest expenses associated with the acquisition, was up an impressive 142% when compared with the first quarter of the previous fiscal year.”

“We announced a number of contracts that were awarded to our Order Logistics subsidiary during the most recent quarter, and the pipeline of prospective contracts for information technology solutions continues to expand,” continued Jannello. “With the establishment of our Order Logistics subsidiary, and in concert with our strategic partner Premier Resources International, the Company has differentiated itself from most competitors through its ability to provide end-to-end global sourcing, information management and logistics solutions. We believe this strategic positioning will deliver great value to our shareholders in coming years.”

About Order Logistics, Inc.

Order Logistics, Inc., a wholly-owned subsidiary of Janel World Trade, Ltd. that is based in Champaign, Illinois, provides solutions that allow companies to more effectively discover, manage, and execute global supply chain strategies. The Order Logistics team, technology, strategies, solutions and dedicated transportation resources allow organizations to access world-class visibility, information and controls without disrupting existing plans, processes, partnerships and information systems. By leveraging technology, business solutions, operational expertise and a centralized capacity network of transportation providers to take advantage of logistical opportunities, Order Logistics provides end-to-end solutions to its customers. This allows each customer to better control its unique distribution network and utilize existing information systems to their full capacity. For additional information, visit www.orderlogistics.com.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics services, including domestic and international freight forwarding via multi-modal carriers, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, Chicago, Los Angeles, and Atlanta) and the Far East (Hong Kong, Shanghai, and Shenzhen), the Company provides the comprehensive services necessary to handle its customers’ shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel’s national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a NVOCC (non-vessel operating common carrier) by the Federal Maritime Commission.

Janel World Trade, Ltd.’s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTC Bulletin Board under the symbol “JLWT”. Additional information on the Company is available on its website at http://www.janelgroup.net.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31, 2007	SEPTEMBER 30, 2007
	(Unaudited)	(Audited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,005,135	$2,469,727
Accounts receivable, net of allowance for doubtful
accounts of $52,139 at December 31, 2007 and
$42,600 at September 30, 2007	5,596,679	5,343,958
Marketable securities	70,310	70,880
Loans receivable - officers	143,727	142,440
- related party	113,455	111,700
- other	24,907	21,994
Prepaid expenses and sundry current assets	65,266	156,802
TOTAL CURRENT ASSETS	8,019,479	8,317,501

PROPERTY AND EQUIPMENT, NET	200,839	217,528

OTHER ASSETS:
Intangible assets, net	3,718,361	-
Security deposits	49,035	49,035
Deferred income taxes	44,900	-
TOTAL OTHER ASSETS	3,812,296	49,035

TOTAL ASSETS	$12,032,614	$8,584,064

CURRENT LIABILITIES:
Note payable - bank	$1,700,000	$-
- other	125,000	-
Accounts payable	3,502,587	3,822,677
Accrued expenses and taxes payable	213,850	205,555
Current portion of long-term debt	31,573	3,795
TOTAL CURRENT LIABILITIES	5,573.010	4,032,027

OTHER LIABILITIES:
Long-term debt	473,826	2,550
Deferred compensation	78,568	78,568
TOTAL OTHER LIABILITIES	552,394	81,118

STOCKHOLDERS’ EQUITY	5,907,210	4,470,919

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,032,614	$8,584,064

JANEL WORLD TRADE LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	THREE MONTHS ENDED DECEMBER 31,
	2007	2006

REVENUES	$20,067,346	$16,727,869

COSTS AND EXPENSES:
Forwarding expenses	17,548,463	14,804,254
Selling, general and administrative	2,300,540	1,844,358
Amortization of intangible assets	161,812	-
	20,010,815	16,648,612

INCOME FROM OPERATIONS	56,531	79,257

OTHER ITEMS:
Interest and dividend income	17,254	12,941
Interest expense	(33,636)	-
TOTAL OTHER ITEMS	(16,382)	12,941

INCOME BEFORE INCOME TAXES	40,149	92,198

Income taxes	18,100	40,000

NET INCOME	22,049	52,198

Preferred stock dividends	3,750	-

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$18,299	$52,198

OTHER COMPREHENSIVE INCOME, NET OF TAX:
Unrealized gain (loss) from available for sale securities	$(7,008)	$697

Basic earnings per share	$.0011	$.00306
Fully diluted earnings per share	$.0011	$.00299
Basic weighted number of shares outstanding	16,906,000	17,036,457
Fully diluted weighted number of shares outstanding	17,306,000	17,436,457

JANEL WORLD TRADE, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	THREE MONTHS ENDED DECEMBER 31,
	2007	2006

OPERATING ACTIVITIES:
Net income	$22,049	$52,198
Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation and amortization	193,136	18,074
Deferred income taxes	(44,900)	-
Changes in operating assets and liabilities:
Accounts receivable	(252,721)	(404,090)
Loans receivable	(5,955)	6,310
Prepaid expenses and sundry current assets	91,536	78,696
Accounts payable and accrued expenses	(315,545)	234,878
NET CASH USED IN OPERATING ACTIVITIES	(312,400)	(13,934)

INVESTING ACTIVITIES:
Acquisition of intangible assets	(2,173,312)	-
Acquisition of property and equipment, net	(171,496)	(5,781)
Purchase of marketable securities	(6,438)	(2,722)
NET CASH USED IN INVESTING ACTIVITIES	(2,351,246)	(8,503)

FINANCING ACTIVITIES:
Proceeds received from bank loan	1,700,000	-
Issuance of long-term debt	500,000	-
Repayment of long-term debt	(946)	(2,097)
Issuance of loans receivable	-	(1,240)
Repurchase of treasury stock	-	(8,501)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	2,199,054	(11,838)

DECREASE IN CASH AND CASH EQUIVALENTS	(464,592)	(34,275)

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	2,469,727	1,341,952

CASH AND CASH EQUIVALENTS - END OF PERIOD	$2,005,135	$1,307,677

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$20,747	$182
Income taxes	$30,988	$57,854
Non-cash financing activities:
Unrealized gain (loss) on marketable securities	$(7,008)	$697
Dividends declared to preferred stockholders	$(3,750)	$-
Issuance of convertible preferred stock and note
payable issued in connection with business acquisition	$1,550,000	$-

JANEL WORLD TRADE, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA WITH GAAP

	THREE MONTHS ENDED DECEMBER 31,
	2007	2006

EBITDA (Earnings before interest, taxes depreciation
And amortization)	$266,921	$110,272

INTEREST EXPENSE	33,636	0

INCOME TAX EXPENSE	18,100	40,000

DEPRECIATION EXPENSE	31,324	18,074

AMORTIZATION EXPENSE	161,812	0

NET INCOME PER FINANCIAL STATEMENT (GAAP)	$22,049	$52,198